Exhibit 5.1

[LETTERHEAD OF DAVIS POLK & WARDWELL LLP]

May 2, 2018

CNOOC Limited
65th Floor, Bank of China Tower
One Garden Road, Central
Hong Kong

CNOOC Finance (2015) U.S.A. LLC

Corporation Service Company, 251 Little Falls Drive

Wilmington, Delaware 19808

United States of America

Ladies and Gentlemen:

We are acting as special United States counsel for CNOOC Finance (2015) U.S.A. LLC, a Delaware limited liability company (the “Issuer”) and CNOOC Limited, a company incorporated under the laws of Hong Kong (the “Guarantor”), in connection with the offering by the Issuer, pursuant to the Underwriting Agreement dated April 25, 2018 of the Issuer (the “Underwriting Agreement”) among the Issuer, the Guarantor and the Underwriters listed in Schedule 1 thereto (the “Underwriters”), of US$ 450,000,000 aggregate principal amount of the Issuer’s 3.750 % Guaranteed Notes due 2023 (the “2023 Notes”) and US$ 1,000,000,000 aggregate principal amount of the Issuer’s 4.375% Guaranteed Notes due 2028 (the “2028 Notes” and, together with the 2023 Notes, the “Notes”), guaranteed by the Guarantor (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be issued pursuant to the Indenture dated as of May 5, 2015 (the “Indenture”) among the Issuer, the Guarantor and The Bank of New York Mellon, as trustee, initial paying agent and initial registrar. The Issuer and the Guarantor have filed with the United States Securities and Exchange Commission a Registration Statement on Form F-3 (File No. 333-224357) (the “Registration Statement”), pursuant to the provisions of the U.S. Securities Act of 1933, as amended (the “Act”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Issuer and the Guarantor that we reviewed were and are accurate and (vii) all representations made by the Issuer and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon and subject to the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that:

Assuming that the Securities have been duly authorized, executed and delivered by the Guarantor insofar as the laws of Hong Kong are concerned, the Notes and the Guarantees endorsed thereon, when the Notes are executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Issuer and the Guarantor, respectively, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors' rights, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of the Securities, (i) the Board of Directors of the Guarantor and the Sole Member of the Issuer, as the case may be, shall have duly authorized the issuance and sale of the Securities, respectively, and such authorization shall not have been modified or rescinded; (ii) each of the Issuer and the Guarantor has been duly incorporated and is validly existing as a company under the laws of Delaware and Hong Kong, respectively; and (iii) the Indenture and the Securities (collectively, the “Documents”) are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Issuer or the Guarantor). In addition, we have assumed that the execution, delivery and performance by each party thereto of each Document to which it is a party (a) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (b) require no action by or in respect of, or filing with, any governmental body, agency or official and (c) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the Limited Liability Company Act of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Issuer and the Guarantor, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K furnished by the Issuer and the Guarantor on the date hereof and its incorporation by reference in the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement, and the prospectus supplement dated April 25, 2018 relating to the Securities. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP